Exhibit 99.1

WILLIAM M. LEWIS, JR. TO JOIN LAZARD BOARD OF DIRECTORS

- Retires as a Managing Director

and Chairman of Lazard’s Investment Banking Business -

NEW YORK, October 12, 2021 – Lazard Ltd (NYSE: LAZ) announced today that William M. (“Bill”) Lewis, Jr. will join its Board of Directors, effective April 29, 2022, and that he has decided to retire from the firm, effective November 12. Mr. Lewis has been with Lazard as a Managing Director for 17 years, and most recently was Chairman of Investment Banking. As of November 15, he plans to join Apollo Global Management as a Senior Partner and member of its Management Committee.

“Bill is an iconic investment banker and trusted advisor to many of the world’s most important CEOs and boards,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard. “He has been our valued partner at Lazard, and we are looking forward to continuing to benefit from his sage advice and stewardship as a member of our Board of Directors.”

Mr. Lewis joined Lazard in 2004 and most recently served as a Managing Director and Chairman of Investment Banking, where he advised global corporations on corporate and financial matters, including leveraged buyouts and other M&A activity. Previously, Mr. Lewis spent 24 years with Morgan Stanley in a variety of leadership roles. In 1989, he became Morgan Stanley’s first African-American Managing Director.

Mr. Lewis earned his undergraduate degree and MBA from Harvard University, and today serves as a member of the Harvard Management Company, which is responsible for the university’s $42 billion endowment. He also serves on the boards of a number of nonprofit organizations including Uncommon Schools, New York Presbyterian Hospital, the New York City Police Foundation, The Posse Foundation, The City Fund and the National Constitution Center. In addition to his nonprofit work, Mr. Lewis serves on the board of Ariel Alternatives, LLC.

About Lazard

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 41 cities across 26 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com. Follow Lazard at @Lazard.

LAZ-CPE

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clare.pickett@lazard.com